Exhibit 10.10
Deed of access, insurance and indemnity
Dated                     2009
James Hardie Industries SE (“Indemnitor”)
[Name of Director] (“Director”)

Deed of access, insurance and indemnity
Contents

General terms		3

1	Interpretation	3

1.1	Definitions	3
1.2	General interpretation	6
1.3	Headings	7
1.4	Footnotes	7
1.5	Counterparts	7

2	Effective Date	8

3	Consideration	8

4	Access to documents	8

4.1	Access Rights	8
4.2	Request for Access Rights	8
4.3	Indemnitor’s obligations regarding access	8
4.4	Indemnitor’s obligation to maintain documents	9
4.5	Notification of privileged documents	9
4.6	Director’s obligations	9
4.7	Return of documents	10
4.8	Other rights of access preserved	10

5	Indemnities	10

5.1	Indemnities	10
5.2	Nature of indemnities	11
5.3	Payment of indemnified amounts	12
5.4	Currency	12
5.5	Payment of Legal Costs	13
5.6	Other insurance policies and indemnities	13
5.7	Repayment by Director	13
5.8	Outside Entities	13
5.9	Multiple indemnities	14
5.10	Reasonable Costs	14

6	Conduct of Claim	14

6.1	Director’s undertakings	14
6.2	Conduct of Claim	15
6.3	Control of Claim	15
6.4	Legal advisers appointed by the Director	15
6.5	Interpretation	16

7	Insurance	16

7.1	Indemnitor to maintain insurance	16

Deed of access, insurance and indemnity 18 July 2008	i

7.2	Director’s undertaking in connection with insurance	16
7.3	Director’s acknowledgment in connection with insurance	17

8	Subrogation	17

9	Notices	17

9.1	Requirements for notices	17
9.2	When effective	17

10	General	18

10.1	Exercise of rights	18
10.2	Discretion in exercising rights	18
10.3	Successors: Binding Agreement	18
10.4	Reinstatement of rights	18
10.5	VAT	19
10.6	Variation and waiver	19
10.7	Severability	19
10.8	Corporate Power and Capacity	19
10.9	Governing law and jurisdiction	19

Signing page		i

Deed of access, insurance and indemnity • 2009	ii

Deed of access, insurance and indemnity
Details

Parties	Indemnitor and Director

Indemnitor	Name	James Hardie Industries SE

	Place of registration	Ireland

Registered number

Address

Telephone

Fax

	Attention	General Counsel and Company Secretary

Email

Director	Name

Address

Telephone

Fax

Email

Recitals	A	The Director has been a director of James Hardie Industries N.V. and has the benefit of an indemnity from James Hardie Industries N.V.

	B	James Hardie Industries N.V. became James Hardie Industries SE (Societas Europaea) in accordance with Regulation 2(1) of Council Regulation (EC) No. 2157/2001 on the ● day of ● 2009.

	C	James Hardie Industries SE intends to transfer its registered office to Ireland, whereupon it will become an Irish registered Societas Europaea (“SE”) subject to the Irish Companies Acts.

	D	The indemnity set out in this deed is in addition and without prejudice to the existing deed of indemnity entered into by the Indemnitor in favour of the Director, while it was a Dutch N.V. and which remained in force as the Indemnitor became re-registered as a Dutch SE as set out in Recital B above.

Deed of access, insurance and indemnity • 2009	1

	E	The indemnity set out in this deed shall take effect on the Date of Issue as defined in Clause 1.1 and apply to cover actions of the Director from the date of their appointment as a director of the Indemnitor, as well as during any period prior to the Date of Issue during which such director served as a director of James Hardie Industries N.V. and/or James Hardie Industries SE (a European Company registered in The Netherlands).

	F	The existing indemnity shall remain in force after the Date of Issue.

	G	As a condition of the Director agreeing to act (either at the date of this deed or any time after the date of this deed) or continuing to act as:

a) a director of the Indemnitor;

b) a director of any Subsidiary of the Indemnitor in respect of which the Director also acts as a director; or

c) a director of an Outside Entity where the appointment or service as director is made or done at the request of the Indemnitor,

the Director has requested that the Indemnitor enters into this deed.

	H	The Indemnitor has agreed to provide the covenants and indemnities provided for under this deed and acknowledges having received valuable consideration for doing so.

	I	This deed is not intended to replace or diminish any Third Party’s obligations to the Director, including any insurer’s obligation to indemnify the Director against any liability and any other indemnity granted by any Subsidiary of the Indemnitor except to the extent stated in this deed.

Date of deed	See Signing page

Deed of access, insurance and indemnity • 2009	2

Deed of access, insurance and indemnity
General terms
1	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

Access Rights means the rights referred to and contained in clause 4.1 to access and take copies of the Company Books.

ASIC means Australian Securities and Investments Commission.

Authority means:
(a)	a Royal Commission, Board of Inquiry, Parliamentary Committee or similar body;

(b)	ASIC, Australian Prudential Regulation Authority, Australian Competition and Consumer Commission, Australian Stock Exchange and any other regulatory authority;

(c)	a department of any Australian government or government of any other jurisdiction;

(d)	SEC (the U.S. Securities and Exchange Commission);

(e)	NYSE (New York Stock Exchange);

(f)	a prosecutor, state attorney or attorney general, law enforcement agency or other public authority;

(g)	an instrumentality, agent or appointee of the Crown in right of the Commonwealth, in right of a State or in right of a Territory or the equivalent of any of them in any other jurisdiction; and

(h)	any other body exercising statutory or prerogative power under any applicable law.
Board means the Indemnitor’s board of directors as well as the Managing, Supervisory and/or Joint Boards of James Hardie Industries N.V. and/or James Hardie Industries SE (a European Company registered in The Netherlands), as applicable.

Board Papers means:
(a)	all existing and future Documents given or made available to the Board or any member thereof in the capacity of director or tabled at meetings of the Board or any committee of the Board (including

Deed of access, insurance and indemnity • 2009	3

periodic Board papers, submissions, minutes, letters, Board committee and sub-committee papers); and

(b)	any other Documents in the possession or control of the Indemnitor or a Subsidiary which are referred to in any of those Documents, whether or not legal professional privilege applies to the Documents.

Claim means:
(a)	any Proceedings, including any formal written claim, cause of action, action, demand or suit (including by way of contribution or indemnity and including actions by or in the right of the Indemnitor or a Subsidiary) at law or in equity (whether for damages or for declaratory, injunctive or other relief) however commenced;

(b)	any investigation or inquiry by or initiated by any Authority or External Administrator in any way connected with any Director’s Act;

(c)	any formal investigation or inquiry:
(i)	conducted by or initiated by the Indemnitor or a Subsidiary concerning the Director’s Act; or

(ii)	to which it is reasonable in the circumstances for the Director to respond, where the investigation or inquiry is concerning the Director’s Act;
(d)	any formal written claim, claim, cause of action, action, demand or suit originated by a Director, but only where the Director has first obtained Board approval by at least a 2/3 vote; or

(e)	any written or oral threat, complaint or demand that might reasonably result in the Director believing that any action referred to in paragraphs (a) or (b) or (c) might be initiated.
Company Books includes:
(a)	a register;

(b)	any other record of information;

(c)	financial reports or financial records, however compiled, recorded or stored;

(d)	a Document; and

(e)	the Board Papers,
of the Indemnitor or a relevant Subsidiary.

Corporations Act means the Australian Corporations Act 2001 (Cwlth).

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Date of Issue means the date that the Companies Registration Office of Ireland issues the certificate confirming the transfer of the SE’s registered office to Ireland.

Details means the section of this deed headed “Details”.

Director’s Act means any actual or alleged act, error, statement, misstatement, misleading statement, omission, neglect, conduct or breach of duty made, committed, omitted or attempted by the Director (either alone or jointly with one or more other persons) in any way connected with the Director being a director of the Indemnitor, any Subsidiary or Outside Entity (whether before or after the Effective Date and including as a director of James Hardie Industries N.V. and/or James Hardie Industries SE (a European Company registered in The Netherlands).

Document includes:
(a)	any paper or other material on which there is writing or printing or on which there are marks, figures, symbols or perforations having a meaning for persons qualified to interpret them;

(b)	a disc, tape, hard drive or other article from which sounds, images, writings or messages are capable of being reproduced; and

(c)	a disc, tape, hard drive or other article, or any material, from which sounds, images, writings or messages are capable of being reproduced with or without the aid of any other article or device, including any notice, order, writ, summons and other legal process document.

Effective Date means the Date of Issue.

Excluded Liability means a liability for which the Indemnitor is not allowed to grant an indemnity against under applicable law or under its articles of association or constitution in force on the date of this deed.

External Administrator means a liquidator, provisional liquidator, controller (which has the same meaning as in the Corporations Act) or an administrator, receiver, trustee, debtor in possession, official committee, examiner, or other person or entity with the power to act on behalf of the Indemnitor or a Subsidiary during bankruptcy or an insolvency, or equivalent officer appointed under or recognised by the law of any jurisdiction of incorporation of the Indemnitor or a Subsidiary.

GST has the same meaning as in the GST Law.

GST Law means the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth) and any legislation or regulation which imposes, levies, implements or varies a GST.

Insurance Policy means an insurance policy against liabilities incurred as a director of the Indemnitor or a Subsidiary or an Outside Entity taken out in accordance with and subject to clause 7.

Deed of access, insurance and indemnity • 2009	5

Insurer means any reputable and financially sound insurer whose business includes the provision of the insurance contemplated in clause 7.

Legal Costs means legal costs, fees, charges or expenses.

Liability includes any liability, judgment, fines, costs, amounts paid in settlement, loss, expense, damages, monetary obligation or charge (whether actual, contingent or prospective), and includes Legal Costs, other than an Excluded Liability.

Outside Entity has the meaning ascribed to it in clause 5.8 (“Outside Entities”) and for the avoidance of doubt includes any corporation that was an Outside Entity when the Director’s Act for which indemnity is sought under this deed occurred, even though it has ceased to be an Outside Entity at the time the Claim is made.

Proceedings means any civil, criminal, administrative, investigative or arbitral proceedings, mediation or other form of alternative dispute resolution (whether or not held in conjunction with any civil, criminal, administrative or arbitral proceedings), in which it is alleged that a Director’s Act has occurred.

Retirement Date means the last date on which the Director ceases to hold any office as a director of the Indemnitor or a Subsidiary or an Outside Entity except that for the purposes of this definition, the Director has not ceased to hold office as a director if the Director retires at a general meeting of the relevant entity in accordance with its constitution or the listing rules of the relevant exchange, offers himself for re-election at that meeting and is re-elected at that meeting (or any adjournment of that meeting).

Subsidiary means a subsidiary of the Indemnitor within the meaning of Section 155 of the Irish Companies Act 1963, and for the avoidance of doubt includes any corporation that was a Subsidiary of the Indemnitor when the Director’s Act for which indemnity is sought under this deed occurred, even though it has ceased to be a Subsidiary at the time the Claim is made.

Supply has the same meaning as in the VATA or GST Law (as applicable).

Third Party means a person other than the Indemnitor or a Subsidiary and includes an insurer.

VATA means the Value Added Tax Act, 1972 of Ireland (as amended).

VAT means value added tax charged pursuant to or in conformity with Council Directive 2006/112/EC of 28 November 2006 or any similar levy or tax, including but not limited to GST.
1.2	General interpretation

In this deed unless the contrary intention appears:
(a)	(executors and administrators) a reference to the Director includes a reference to the Director’s personal representatives, executors and administrators;

Deed of access, insurance and indemnity • 2009	6

(b)	(variations or replacement) a reference to this deed includes any variation or replacement of it;

(c)	(singular includes plural) the singular includes the plural and vice versa;

(d)	(person) the word “person” includes an individual and a body corporate;

(e)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(f)	(as a director) a reference to a Liability incurred “as a director of the Indemnitor, a Subsidiary or Outside Entity” includes a reference to a Liability incurred by the Director after the Retirement Date to the extent the Liability relates to a Director’s Act occurring while the Director was a director of the Indemnitor, Subsidiary or Outside Entity;

(g)	(director) a reference to a director of a body corporate includes a reference to the members of the management board, supervisory board, joint board, board of directors and any equivalent corporate body (under applicable law) of such body corporate;

(h)	(references to the “Indemnitor”) where the Director acted as a director of the Indemnitor prior to the Effective Date a reference to “Indemnitor” includes a reference to James Hardie Industries N.V. and/or James Hardie Industries SE (a European Company registered in The Netherlands) (as applicable); and

(i)	(determinations) where this deed refers to a final determination being made with respect to a right to indemnification this shall be read as a reference to a final decision of a court of final instance and competent jurisdiction which is not appealed with the period for an appeal.
1.3	Headings

Headings are for convenience only and do not affect the interpretation of this deed.

1.4	Footnotes

The footnotes to this deed are for information only and do not form part of this deed.

1.5	Counterparts

This deed may be executed in counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. All counterparts shall constitute an original of this deed and when taken together are to be taken to constitute one instrument.

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2	Effective Date

This deed shall have no force or effect at law or in equity until the Date of Issue.

3	Consideration

The Indemnitor enters into this deed for valuable consideration from the Director and receipt of that consideration is acknowledged.

4	Access to documents

4.1	Access Rights

It is acknowledged and accepted that the Director shall have, to the fullest extent permitted by applicable law, the right to access and take copies of the Company Books.

Without limiting the generality of the foregoing, the Director may have access to and take copies of the Company Books in connection with:
(a)	any investigation or inquiry by an Authority or External Administrator:
(i)	into the affairs of the Indemnitor or a Subsidiary during the Director’s time as a director of the relevant entity; or

(ii)	into any Director’s Act; and
(b)	any other purpose, if and to the extent approved by the Board or its delegate.
The Access Rights in clauses (a) and (b) above continue so long as the Director shall continue to serve as a director of the Indemnitor or a Subsidiary and, following his Retirement Date, so long as the Director shall be subject to any possible Proceedings (such period, the “Access Period”).
4.2	Request for Access Rights

To exercise Access Rights, the Director must notify the Indemnitor specifying:
(a)	the reason the Director wants Access Rights; and

(b)	to which Company Books the Director wants Access Rights.
4.3	Indemnitor’s obligations regarding access

If the request is one for which approval for access is required under clause 4.1 (b), the Indemnitor agrees to promptly consider the request and notify the Director of its decision (the consent of the Indemnitor not to be unreasonably withheld or delayed).

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If access is permitted under this deed, the Indemnitor agrees to, or, where relevant, procure that the relevant Subsidiary:
(a)	allow the Director access to the Company Books during normal business hours at the principal office of the relevant entity or another place or time agreed between the relevant entity and the Director; and

(b)	if required by the Director, provide free of charge to the Director a copy of any of the Company Books requested.
4.4	Indemnitor’s obligation to maintain documents

The Indemnitor agrees to use reasonable endeavours throughout the Access Period to maintain:
(a)	a complete set of Board Papers in an orderly fashion at a secure place; and

(b)	procure that each Subsidiary uses its reasonable endeavours to maintain the Company Books in accordance with its usual practices and policies.
In this clause, a complete set of Board Papers means those documents formally prepared and circulated as a Board pack of documents to all members of the Board or to all members of any relevant committee of the Board (including documents formally distributed at a Board meeting).

4.5	Notification of privileged documents

The Indemnitor agrees to notify or, as applicable, to procure that the relevant Subsidiary notifies the Director:
(a)	if any Company Books to which the Director is to be given or has been given Access Rights are the subject of legal professional privilege in favour of the Indemnitor or a Subsidiary; and

(b)	of the general nature of acts, omissions or conduct that could cause the privilege to be waived, extinguished or lost.
4.6	Director’s obligations

The Director agrees:
(a)	to use Company Books to which Access Rights have been given only for the permitted purpose;

(b)	to keep Company Books confidential except that, subject to paragraph (c), the Director may disclose them:
(i)	to the Director’s lawyers and expert advisors retained by the Director or those lawyers but only for the purpose for which access is given to the Director; and

(ii)	to the other parties to Proceedings in which the Director is a party if this is necessary for the purposes of those

Deed of access, insurance and indemnity • 2009	9

Proceedings (but only those parts relevant to the Proceedings may be disclosed), provided the recipient has agreed to maintain confidentiality; and
(c)	if the Director has been advised that privilege exists, not to waive that privilege or do any act or omit to do any act which would cause that privilege to be waived or extinguished without the consent of the Indemnitor or the relevant Subsidiary (which must not be unreasonably withheld).
4.7	Return of documents

On request from the Indemnitor, the Director agrees to return to the Indemnitor or relevant Subsidiary, as applicable, all copies of Company Books for which Access Rights were granted when the permitted purpose has finished. This applies even after the Access Period has ended.

4.8	Other rights of access preserved

Nothing in this deed limits or restricts any other right of access to the Company Books the Director has under any applicable law.

5	Indemnities

5.1	Indemnities

To the maximum extent permitted by section 200 of the Irish Companies Act 1963 and subject to this deed, the Indemnitor unconditionally and irrevocably indemnifies the Director against any and all:
(a)	Claims or in respect of any Liabilities (including without limitation a liability for negligence) arising from or in connection with a Director’s Act (other than Legal Costs or civil penalties which are indemnified under paragraphs (b) and (c));

(b)	civil penalties being pecuniary penalties imposed under legislation;

(c)	Legal Costs, not limited to taxed costs (i.e. costs reviewed and approved by a court), actually and reasonably incurred by the Director in defending, or otherwise being represented in connection with a Claim or in respect of any Liability;

(d)	reasonable Legal Costs actually incurred by the Director in good faith in obtaining legal advice for the purposes of making a claim for indemnification or seeking legal advice in relation to any issues that may arise under this deed in connection with making a claim for indemnification under this deed or any insurance policy procured by the Indemnitor under clause 6;

(e)	reasonable Legal Costs actually incurred by the Director in good faith in connection with any civil, criminal, administrative, investigative or arbitral proceedings, mediation or other form of alternative dispute resolution (whether or not held in conjunction with any civil,

Deed of access, insurance and indemnity • 2009	10

criminal, administrative or arbitral proceedings) in which the Director is made a witness by reason of the fact of his service as a director of the Indemnitor, a Subsidiary or Outside Entity;

(f)	reasonable Legal Costs actually incurred by the Director in good faith in obtaining legal advice on issues relevant to their performance of their functions and the discharge of their duties as a director of the Indemnitor, a Subsidiary or Outside Entity (other than Legal Costs (i) incurred in connection with a Claim or in respect of any Liability which are indemnified on the basis specified in paragraph (c), (ii) indemnified on the basis specified in paragraph (d), or (iii) indemnified on the basis specified in paragraph (e)) if that expenditure has been approved by the Indemnitor in accordance with the Indemnitor’s articles of association;

(g)	any withholding taxes, social security premiums or other Irish or foreign taxes which are payable by or on account of the Director as a result of the event or circumstances indemnified against and the Director’s actual or deemed receipt of any payment hereunder; and

(h)	any other reasonable costs and expenses actually incurred by the Director in defending, or otherwise in connection with a Claim or in respect of any Liability.
5.2	Nature of indemnities
(a)	The indemnities in this deed:
(i)	are continuing obligations, independent of the Indemnitor’s other obligations under this deed and survive the termination of this deed; and

(ii)	extend to Liabilities arising out of Claims made after the Director has ceased being a director of the Indemnitor or a Subsidiary or Outside Entity.
(b)	It is not necessary for the Director to incur expense or make payment before enforcing a right of indemnity under this deed.

(c)	The Indemnitor’s obligations under this deed are a primary obligation and the Director is not obliged to proceed against or enforce any other right against any person or property or demand payment from any other person before making a demand for payment by the Indemnitor under this deed.

(d)	The Indemnitor’s obligations under this deed are absolute and unconditional. They are not subject to any set-off, counterclaims or conditions. In particular, the Indemnitor’s obligations will not be affected by anything which might abrogate, prejudice or limit them or the effectiveness of this deed.

(e)	The Indemnitor waives in favour of the Director all rights at law or otherwise against any person or property so far as necessary to give effect to this deed.

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(f)	Where the law so requires, pending a final determination in respect of a right of a Director to be indemnified pursuant to this deed any amount paid pursuant to clauses 5.1, 5.3 or 5.5 shall be treated as an advance and shall be liable to be repaid in the circumstances set out in clause 5.7.
5.3	Payment of indemnified amounts

If the Director is entitled to be indemnified under this deed for a Liability which is due and payable, the Indemnitor agrees to pay that amount at the direction of the Director to discharge the Liability. Payment is to be made within 30 days of the date on which the Director provides evidence reasonably satisfactory to the Indemnitor that the:
(a)	Director has incurred the Liability; and

(b)	amount is due and payable,
or within such shorter time provided that the Director can demonstrate that such a Liability is payable within a shorter time.
5.4	Currency
(a)	Currency of payment
(i)	The Indemnitor must pay all money payable by it under this deed in the currency reasonably required by the Director.

(ii)	If the Director accepts a payment under this deed in a currency other than that in which payment is required by clause 5.4(a)(i), that payment will not satisfy the amount due for payment except to the extent that the Director could buy (either directly or through a currency other than that in which the payment is due) with the payment received the required currency within a reasonable time of receipt after the deduction of all costs relating to the purchase.
(b)	Currency deficiency

If there is any deficiency between:
(i)	an amount payable by the Indemnitor under this deed which is received by the Director in a currency other than the currency payable under this deed because of a judgment, order or otherwise; and

(ii)	the amount produced by converting the payment received from the currency in which it was paid into the currency in which it was agreed to be paid either directly or through a currency other than that in which it was agreed to be paid, the Indemnitor must pay to the Director the deficiency and any loss, costs or expenses resulting from it.

(c)	Exchange rate

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Subject to any express provision to the contrary, if for the purposes of this deed it is necessary to convert one currency into another currency the conversion must be effected using an exchange rate selected by the Director reflecting market conditions (including transaction costs) at the time of conversion.
5.5	Payment of Legal Costs

Without limiting clauses 5.1 and 5.3, to the maximum extent permitted by law, Legal Costs and other Liabilities incurred by a Director which may be indemnified under clause 5.1 will be paid by the Indemnitor promptly as required in clause 5.3 and, where a Claim is involved, in advance of the final determination of such Claim, provided that amounts payable under this clause must be repaid if and to the extent required under clause 5.7.

5.6	Other insurance policies and indemnities

The Director is not obliged to claim under any indemnity or insurance policy before claiming under this deed.

5.7	Repayment by Director

To the extent to which the law requires a payment made by the Indemnitor under this clause 5 to be treated as an advance pending a final determination as referred to in clause 5.2(f), the Director agrees to repay those amounts (including but not limited to any amounts paid pursuant to clause 5.5), within 30 days after receiving a written request from the Indemnitor specifying the amount to be repaid, to the extent that:
(a)	a court of final instance and of competent jurisdiction makes a final determination that the Director is not entitled to be indemnified by the Indemnitor for the Liability; or

(b)	the Director is reimbursed by a Third Party for the Liability, or a Third Party satisfies the Liability directly.
If the law requires earlier repayment then the amount advanced must be repaid when the law so requires.

For the purpose of this clause, the Director is only required to repay amounts solely and directly attributable to the defence of the Director (to the exclusion of any other party to any Proceedings) in relation to a Claim or Liability.

5.8	Outside Entities

In this clause, “Outside Entity” means a body corporate which is not the Indemnitor or a Subsidiary (and for this purpose includes another company, a partnership, joint venture, trust or other enterprise where the Director has been appointed a director of an Outside Entity at the request of the Indemnitor or a Subsidiary of the Indemnitor or is serving, or continuing to serve, as a director at the request of the Indemnitor or a Subsidiary of the Indemnitor. In that event the Director is indemnified by the Indemnitor in accordance with this deed against any Claim and in respect of any Liability incurred in the capacity as a director of the Outside Entity as if that Liability had been

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incurred in the capacity as a director of the Indemnitor in accordance with clause 4.1).

5.9	Multiple indemnities

The Indemnitor is not obliged to make payments to the extent that the Director has already received payment from any Subsidiary of the Indemnitor and the Director acknowledges he cannot claim payment from the Indemnitor to the extent he recovers payment from a Subsidiary of the Indemnitor.

5.10	Reasonable Costs

If the parties do not reach agreement as to whether Legal Costs under clauses 5.1 or 5.5 are reasonable within 30 days of the claim being made then either party may refer the dispute to an expert on legal costs in the place where the dispute arises for determination. The expert is to be the person nominated by the President of the Law Society of Ireland for the time being or a designee of such person who has regard to the place where the dispute arises, unless the parties agree to another person before the President nominates the expert.

Where an expert has been nominated under this clause to determine a dispute:
(a)	the expert will determine the procedures for determination of the dispute and the allocation of costs and expenses in connection with the referral; and

(b)	the decision of the expert will be conclusive and binding on the parties in the absence of manifest error.
6	Conduct of Claim

6.1	Director’s undertakings

The Director agrees:
(a)	to promptly notify the Indemnitor after the Director becomes aware of any circumstances which could reasonably be expected to give rise to a request by the Director for indemnity under this deed, provided that the failure to so notify Indemnitor will not relieve Indemnitor from any liability which it may have to the Director (except to the extent that the Indemnitor is prejudiced by such failure);

(b)	to take any action and provide any information the Indemnitor reasonably requires to avoid, dispute, defend or appeal any Claim which could reasonably be expected to give rise to a request by the Director for indemnity under this deed;

(c)	to assist the Indemnitor to the best of the Director’s abilities in any action the Indemnitor takes to avoid, dispute, defend or appeal any Claim which may give rise to a request by the Director for indemnity under this deed;

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(d)	not to admit liability for or settle any Claim which may give rise to a request by the Director for indemnity under this deed without the Indemnitor’s consent (which must not be unreasonably withheld);

(e)	to promptly notify the Indemnitor of any offer of settlement or compromise received from a person making a Claim; and

(f)	if the Indemnitor is entitled to act under clause 6.2, to do everything the Indemnitor reasonably requests, to enable the Indemnitor to enforce its rights under that clause or clause 6.3.
6.2	Conduct of Claim

With respect to any Claim:
(a)	the Indemnitor shall be entitled to participate therein at its own expense;

(b)	except with prior written consent of the Director, the Indemnitor shall not be entitled to assume the defence of any Claim;

(c)	the Indemnitor shall not settle any Claim in any manner which would impose any penalty or limitation on the Director without the Director’s prior written consent (not to be unreasonably withheld or delayed);

(d)	the Director shall not settle any Claim without the Indemnitor’s prior written consent (not to be unreasonably withheld or delayed); and

(e)	as far as legally possible, Indemnitor may elect to be subrogated to the rights of the Director against a Third Party in connection with the Claim and any Liability arising in connection with the Claim, unless an insurer is entitled to be subrogated to those rights.
6.3	Control of Claim

If the Indemnitor is entitled to act under clause 6.2, the Indemnitor may manage and control the conduct of the Claim but must do so at the cost of the Indemnitor or its insurers. In those circumstances, the Indemnitor agrees to instruct its lawyers on behalf of both the Indemnitor and the Director and indemnify the Director against any costs awarded against the Director in any Claim brought by the Indemnitor in the exercise of its rights under this clause 6.

6.4	Legal advisers appointed by the Director

Where Indemnitor has not assumed control of the conduct of a Claim under clause 6.3, the Director may appoint legal or other advisers to assist the Director in connection with the Claim not being the advisers assisting the Indemnitor in connection with the Claim. Subject to the terms of this deed and to the Indemnitor approving the identity of the advisers to be appointed (such approval not to be unreasonably withheld or delayed), the Indemnitor agrees to pay all reasonable Legal Costs and other reasonable costs and expenses incurred by the Director in those circumstances.

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Nothing in this clause 6.4 derogates from clauses 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(h) and 5.7.

6.5	Interpretation

Each cause of action, demand or suit comprised in any Claim shall be treated as a separate and distinct Claim, with the result that clauses 6.2 and 6.4 may each apply to different aspects of what might otherwise be regarded as the same Claim or Proceeding.

7	Insurance

7.1	Indemnitor to maintain insurance

To the extent permitted by law, the Indemnitor must, so long as the Director shall continue to serve as a director of the Indemnitor or a Subsidiary or Outside Entity and, following his Retirement Date, so long as the Director shall be subject to any possible Proceedings, maintain or procure that the relevant Subsidiary maintains an adequate Insurance Policy with an Insurer so far as is reasonably available at a reasonable cost. The Insurance Policy may contain generally accepted exclusions and conditions.

The Indemnitor agrees to and agrees to procure that any Subsidiary agrees to:
(a)	use reasonable endeavours not to do or permit to be done anything which prejudices, and promptly rectify anything which might prejudice, cover under the Insurance Policy;

(b)	upon receipt of a request in writing from the Director, provide the Director with a copy of the Insurance Policy and any certificates of insurance connected with it;

(c)	notify the Director promptly if, for any reason, the Insurance Policy is cancelled or is not renewed or is likely to be cancelled or not renewed; and

(d)	use reasonable endeavours to ensure that cover under the Insurance Policy following the Retirement Date is not materially less favourable to the Director than to the directors of the Indemnitor in office at that time.
7.2	Director’s undertaking in connection with insurance

The Director agrees:
(a)	to do anything the Indemnitor reasonably requires to enable the Indemnitor to take out and maintain the Insurance Policy at the Indemnitor’s expense; and

(b)	to comply at all times with all his obligations under the Insurance Policy, including reporting claims in writing as soon as practicable, and reporting circumstances which could give rise to a claim.

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7.3	Director’s acknowledgment in connection with insurance

The Director acknowledges that the negotiation of the terms of the Insurance Policy may:
(a)	involve the Insurer varying the terms of the insurance policy offered which, if accepted by the Indemnitor, may provide less coverage or less favourable coverage for the Director;

(b)	involve a decision by the Indemnitor, acting reasonably, to balance the proposed level of premiums against the terms offered; or

(c)	result in a decision by the Indemnitor to accept varied terms or to change Insurers.
8	Subrogation
(a)	In the event of the Indemnitor meeting its obligations under this deed, any rights which the Director has or might have against any other party in respect of any matter which has been the subject of indemnity will be subject to a right of subrogation by the Indemnitor.

(b)	If the Indemnitor acts under this clause 8, the Director agrees to any claim or proceedings being brought by the Indemnitor in the Director’s name and agrees to provide the Indemnitor with all reasonable assistance and co-operation including the execution of any necessary documents and papers.

(c)	If the Director recovers any amount from a Third Party in respect of any matter giving rise to a claim under this indemnity, the Liability of the Indemnitor will be reduced by the amount so recovered. Should the Indemnitor recover an amount in excess of the total payment made, then the excess of that payment shall be restored to the Director less the cost to the Indemnitor of such recovery.

(d)	The Director and Indemnitor shall do nothing to prejudice these rights.
9	Notices

9.1	Requirements for notices

All notices, consents, approvals, waivers and other communications in connection with this deed must be in writing, signed by the sender (if the Director) or an authorised representative of the sender (if the Indemnitor), and sent to the address or facsimile number, and marked for attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

9.2	When effective

Communications take effect from the time they are received or taken to be received. Communications are taken to be received:

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(a)	if sent by post, on the day after the date of posting; or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent; or

(c)	if sent by email, on the earlier of receipt by the sender of an automated message confirming delivery or on the day after the email is sent, unless the sender receives an automated message that the email has not been delivered.
10	General

10.1	Exercise of rights

A right in favour of the Director under this deed or a breach of an obligation of the Indemnitor under this deed can only be waived by an instrument duly executed by the Director. No other act, omission or delay of the Director will constitute a waiver binding against, or estoppel against, the Director.

10.2	Discretion in exercising rights

The Indemnitor may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this deed expressly states otherwise. However, the Indemnitor acknowledges that in exercising any discretion it will in the ordinary course seek to provide the maximum protection to the Director that is consistent with the terms of this deed and applicable law.

10.3	Successors: Binding Agreement

This deed shall be binding on, and shall inure to the benefit of and be enforceable by, the Indemnitor’s successors and assigns and by the Director’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. Indemnitor shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Indemnitor expressly to assume and agree in writing to perform this Agreement in the same manner and to the same extent that such Indemnitor would be required to perform if no such succession or assignment had taken place.

10.4	Reinstatement of rights

If a transaction (including a payment) in connection with this deed is determined or conceded or compromised to be void or voidable then:
(a)	the Director is immediately entitled as against the Indemnitor to all the rights under this deed to which the Director was entitled immediately before the transaction; and

(b)	on request from the Director, the Indemnitor must do all things necessary (including signing any document) to restore all those rights to the Director.

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10.5	VAT

Unless otherwise specifically stated, amounts payable under this deed are on a VAT exclusive basis. If any Supply made by one party (“supplier”) in connection with this deed becomes subject to VAT, then the party receiving the Supply or other transaction being subject to VAT (“recipient”) agrees to pay an additional amount to the supplier equal to the amount of VAT payable by the supplier to the applicable tax authority in respect of the Supply or other transaction being subject to VAT. If the amount of VAT recovered by the supplier from the recipient under this clause differs from the amount of VAT payable under applicable law by the supplier, the amount payable by the recipient to the supplier is to be adjusted accordingly.

Where one party (“payer”) is liable to reimburse another party (“payee”) for any expenditure incurred by the payee (“Expenditure”), the amount reimbursed by the payer shall be the VAT exclusive Expenditure plus an amount in respect of irrecoverable VAT (if any) of the payee in respect of such Expenditure, and an amount in respect of VAT (if any) payable to the payee by the payer under this clause.

10.6	Variation and waiver

A provision of this deed, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound. A purported variation has no effect if it infringes applicable law.

10.7	Severability

If the whole or any part of a provision of this deed is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this deed.

10.8	Corporate Power and Capacity

The Indemnitor warrants by its execution hereof that it has the corporate power and capacity to enter into and has duly authorised the execution and delivery of this deed.

10.9	Governing law and jurisdiction
(a)	This indemnity shall be governed by and construed in accordance with the laws of Ireland.

(b)	Each of the parties to this deed irrevocably agrees that the courts of Ireland are to have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this deed and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this indemnity (“Litigation”) may therefore be brought in the courts of Ireland.

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(c)	The Indemnitor irrevocably waives any objection to Litigation in the courts referred to in clause 10.9(b) on the grounds of venue or on the grounds of forum non conveniens.

(d)	The submission to the non-exclusive jurisdiction of the courts referred to in clause 10.9(b) shall not (and shall not be construed so as to) limit the right of the parties to this deed to commence Litigation against any of the parties to this deed, in any other court of competent jurisdiction, nor shall the commencing of Litigation in any one or more jurisdictions preclude the commencing of Litigation in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears above.

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Deed of access, insurance and indemnity
Signing page

Present when the Common Seal

of JAMES HARDIE INDUSTRIES SE was affixed hereto
Director

Director/Secretary
SIGNED SEALED AND DELIVERED
by [Name of Director]
in the presence of:
Signature of witness:
Name:
Address:
Occupation:

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